Exhibit 99.1

Neonode Announces Listing on NASDAQ

SANTA CLARA, Calif. – April 26, 2012 – Neonode, Inc. (OTC BB: NEON), the leading multi-sensing  touch technology company, announced today that its application to list the Company’s common stock on the NASDAQ Capital Market has been approved by The NASDAQ Stock Market LLC. Trading on NASDAQ is expected to commence at 9:30a.m. ET on May 1, 2012 under the ticker symbol “NEON”.

“We are delighted to achieve a NASDAQ listing for our common stock and look forward to the increased visibility it will help bring to our company,” said Neonode CEO Thomas Eriksson. “This news comes at an exciting time for Neonode as our patented MultiSensing touch technology continues to penetrate and broaden its presence in the marketplace. I believe the NASDAQ listing and our growth of customers and design wins make the future look very exciting”

About Neonode Inc.
Neonode, Inc. (NEON) develops and licenses the next generation of proven optical MultiSensing technologies, enabling companies to differentiate themselves by making high performing touch solutions at a competitive cost. The Neonode MultiSensing technology, built on Neonode’s proven zForce, touch technology, is optimized for use on any device and with any object. Neonode is at the forefront of providing unparalleled user experiences that offer significant advantages for OEM's. This includes leading technology features such as low latency pen or brush sensing, exceptional high speed scanning, proximity-, pressure- and depth sensing capabilities and object-size measuring.

Neonode’s patented MultiSensing solutions is developed for a wide range of devices like smart phones, tablets, toys and gaming consoles, printers and office equipment, e-readers and automotive or inflight infotainment systems. Neonode's MultiSensing solutions are found in millions of proven consumer products on today’s market. Neonode's customers include Sony, Barnes & Noble, Oregon Scientific, L&I, Daesung and Sonim. Neonode® and zForce® are registered trademarks of Neonode, Inc. For further information please visit www.neonode.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to expectations, future performance or future events, and product cost, performance, and functionality matters. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode's actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

These risks, uncertainties, and factors are discussed under "Risk Factors" and elsewhere in Neonode's public filings with the U.S. Securities and Exchange Commission from time to time, including Neonode's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today's date, and Neonode undertakes no duty to update or revise them.

Media Contact: Annica Englund Neonode Inc. Phone: +46 70 036 07 81 E-mail: annica.englund@neonode.com	Investor Contacts: Todd Fromer / Garth Russell KCSA Strategic Communications P: 212-896-1215 / 212-896-1250 Email: tfromer@kcsa.com / grussell@kcsa.com